Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of May 14, 2007 is entered between Montpelier Re Holdings Ltd. (“Montpelier Holdings” and, collectively, with its subsidiaries and affiliated companies, the “Company”), and Stanley J. Kott (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive shall be employed by the Company in accordance with the terms and conditions stated below.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1
EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01.  Employment.  The Executive shall serve as Chief Executive Officer of Montpelier Underwriting Inc. (“MUI”), an entity within the Company; provided, however, that Montpelier Holdings reserves the right to change the entity that employs the Executive, and correspondingly the Executive’s title, based on the need of the Company’s growing international infrastructure to comply with various regulatory and tax regimes; and provided further that the Executive may be concurrently employed by two entities within the Company.  The Executive acknowledges that such employment commenced as of the Commencement Date (as defined below).

Section 1.02.  Duties and Responsibilities.  (a)  The Executive shall report to the President and Chief Executive Officer of Montpelier Holdings.  Regardless of the entity or entities that employ(s) the Executive, the Executive’s responsibilities shall be commensurate with those of executives who occupy chief executive positions at similarly situated companies.

(b)        The Executive shall devote substantially all of his business time and services to the Company’s business and affairs and shall perform faithfully the duties reasonably assigned to him to the best of his ability.  In addition, and as set forth in greater detail in Article 4, the Executive agrees to be subject to covenants regarding non-competition and non-solicitation, confidentiality, untrue statements, intellectual property and nondisparagement.  The Executive agrees that all of his activities as an employee of the Company shall be in material compliance with all policies, rules and regulations of the Company and whichever Company entity(ies) serve(s) as his employer.  The Executive acknowledges that he has reviewed and acknowledged in writing the requisite company employee handbook(s), the terms of which are incorporated by reference in this Agreement, and Montpelier Holdings’ Code of Conduct and Ethics, as each may be amended from time to time.

(c)           The Executive shall work in various locations, including but not limited to MUI’s main office in Hartford, Connecticut, the Executive’s home in Auburn, New York and such other offices of the Company in the United States as may be established from time to time.  The Executive shall make himself available to attend meetings and participate in conference calls at various other locations and at such times as may be reasonably required.

ARTICLE 2
TERM

Section 2.01.  Term.  The term of the Executive’s employment pursuant to this Agreement (the “Term”) commenced on May 13, 2007 (the “Commencement Date”) and shall continue for a period of five (5) years from the Commencement Date.

ARTICLE 3
COMPENSATION, BENEFITS AND EXPENSES

Section 3.01.  Salary and Benefits.  As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following during the Term (subject, in each case, to the provisions of Article 5).

(a)        The Company shall pay the Executive a base salary during the Term at the rate of US$425,000 per year, payable monthly in arrears or as outlined in applicable payroll processes once they have been established.

(b)        Beginning with the 2007 year, the Executive shall be entitled to participate in the MUI Annual Bonus Plan, based upon the performance of MUI.  The Executive shall be eligible to receive an annual bonus in an amount of 30% of the MUI pool, based upon his personal performance; provided that, in respect of each of the 2007 and 2008 years, the Executive shall be eligible for a guaranteed minimum bonus equal to 20% of his base salary. At the discretion of the board and shareholders of MUI and subject to authorization by the board of Montpelier Holdings, such bonus may be paid in all cash or part cash and part stock, subject to vesting requirements.  The Executive shall be paid his bonus at the same time annual bonuses are generally paid to other executives of MUI and, in any event, no later than March 15 of the year immediately following the year in respect of which the bonus is being paid; provided that the Executive is actively employed within the Company on the date that annual bonuses are paid and has not given or received any notice of termination of employment.

(c)        The Executive shall be entitled to welfare and retirement benefits (excluding his vacation and sick leave entitlement) in an amount of up to

US$100,000.  This entitlement shall be comprised of a package of life insurance policies, long-term care benefits covering the Executive and his spouse and disability policies, as well as company contributions to a deferred income fund and a defined contribution plan.  The Executive and the Company anticipate that the annual cost for some of these benefits (e.g., long-term care benefits, disability policies and, to the extent the Executive is able to participate in one, a 401(k) plan) shall increase over time, thereby reducing the annual cost of other benefits (e.g., company contributions to a deferred income fund) borne by the Company.

(d)        In addition to ten (10) paid public U.S. holidays, the Executive’s vacation entitlement shall be thirty (30) working days per calendar year (prorated according to the Commencement Date) as set out in the MUI employee handbook.  The Executive shall also be entitled to up to ten (10) sick leave days (prorated according to the Commencement Date) as set out in the MUI employee handbook.

Section 3.02.  Long-Term Incentive Plan.  The Executive shall be granted a one-time award of restricted stock units (“RSUs”) representing the value of 100,000 common shares of Montpelier Holdings, pursuant to Montpelier Holdings’ Long-Term Incentive Plan (“LTIP”), which became effective on May 23, 2007.  This award shall be made as soon as reasonably practicable, subject to the approval of Montpelier Holdings’ Compensation and Nominating Committee (the “Committee”), and shall vest pro rata over five (5) years, beginning with the first anniversary of the Commencement Date. The shares underlying the RSUs shall not be transferable until the fifth anniversary of the Commencement Date.  In the event the one-time award of RSUs is not made to the Executive on a timely basis, the Executive shall receive, in lieu of such RSUs, on each anniversary of the Commencement Date for a five (5) year period beginning on the Commencement Date, an amount in cash equal to one-fifth of the value of the common shares underlying such RSUs, measured as of the Commencement Date; provided that the Executive is actively employed within the Company on the date of such cash payment and has not given or received any notice of termination of employment.  Beginning with the 2008 year, subject to satisfactory performance and the approval of the Committee, the Executive shall be eligible for participation in the LTIP at a level and with terms and conditions that are commensurate with those generally of other executives of the Company.

Section 3.03.  Expenses.  The Company shall reimburse the Executive for all reasonable travel, hotel and other out-of-pocket expenses which are properly incurred by the Executive in or about the performance of his duties hereunder and for which receipts (if so required) are provided to the Company’s reasonable satisfaction.

ARTICLE 4
COVENANTS

Section 4.01.  Non-competition; Non-solicitation.  Since the Executive has obtained in the course of his employment on and after the Commencement Date and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any of the entities within the Company with which he becomes associated, the Executive hereby agrees with the Company that he shall not in Bermuda, the United States of America, the United Kingdom or the European Union:

(a)        During the Executive’s employment within the Company and the period of twelve (12) months following the termination of his employment for any reason other than as a result of his death (the “Relevant Period”), either on his own account or for any other person, firm or entity, directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United States of America, the United Kingdom or the European Union any insurance business which competes or seeks to compete with the business carried on by the Company at the date of termination.

(b)        During the Executive’s employment within the Company and the Relevant Period, either on his own account or for any other person, firm or company, directly or indirectly solicit, interfere with or endeavour to entice away from the Company the business of any person, firm or entity that was a customer or client in the habit of dealing with the Company or that was to the Executive’s knowledge negotiating with the Company in relation to all or part of its business.

(c)        During the Executive’s employment within the Company and the Relevant Period, either on his own account or for any other person, firm or entity, solicit the services of or recruit, hire or employ or endeavour to entice away from the Company any director, employee or other personnel of the Company (whether or not such person would commit any breach of his or her agreement of employment or other service by reason of leaving the service of the Company), nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or entity of any such person.

Section 4.02.  Confidentiality.  (a)  The Executive shall not either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof divulge to any person whomsoever and shall use his reasonable endeavours to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or of any of its clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise.

(b)        The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or related to any of the matters referred to in Section 4.02(a) which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

Section 4.03. Untrue Statements.  The Executive agrees to not knowingly at any time make any untrue statement in relation to the Company and, in particular, to not after the termination of his employment wrongfully represent himself as being employed by or connected with the Company.

Section 4.04.  Company Work-Product.  The Executive agrees to disclose fully to the Company, and to assign and transfer to the Company immediately upon origination or acquisition thereof, the right, title and interest in and to any and all inventions, discoveries, improvements, innovations, copyrights, trademarks, trade secrets and/or designs (“Work Product”) made, discovered, developed or secured by the Executive, solely or jointly with others or otherwise, either:

(a)        During the period of the Executive’s services with the Company, if such Work Product is related, directly or indirectly, to the business of, or to the research or development work of, the Company;

(b)        With the use of the time, materials, whether tangible or intangible, or facilities of the Company; or

(c)        Within the Relevant Period if conceived as a result of and attributable to work done during such employment and relates to a method, substance, article, procedure and/or process within the scope of the business of the Company, together with rights to all intellectual property rights which may be granted thereon.

Immediately upon making, discovering, developing or securing any such Work Product, the Executive shall notify the Company and shall execute and deliver to the Company, without further compensation, such documents as may be necessary to prepare or prosecute applications for such Work Product and to assign and transfer to the Company the Executive’s right, title and interest in and to such Work Product and intellectual property rights thereof.  The Executive acknowledges that he has carefully read and considered the provisions of this Section 4.04 and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors and other employees.

Section 4.05.  Nondisparagement.  During the Executive’s employment within the Company and the period ending on the third anniversary of the date on which the Executive’s employment terminates for any reason, (i) the Executive agrees not to make or cause any other person or entity to make any statement which disparages the Company in writing, orally or otherwise, and (ii) the Company shall direct the executive officers and directors not to make any statement which disparages the Executive in writing, orally or otherwise.

Section 4.06.  Remedies.  If any provision contained in this Article 4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but such provision shall be amended or deemed amended to apply as to such maximum time and to such maximum extent as determined to be valid, binding and enforceable. The provisions of this Article 4 shall survive any termination of this Agreement pursuant to Article 5.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Article 4 would be inadequate and, in recognition of this fact, agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may be then available.

ARTICLE 5
TERMINATION

Section 5.01.  Notice of Termination.  In the event that the Company terminates the employment of the Executive during the Term, the Company shall give the Executive twelve (12) months’ advance written notice.  In the event that the Executive terminates his employment during the Term, the Executive shall give the Company six (6) months’ advance written notice.  Notwithstanding the foregoing:

(a)        The period of notice may be waived either in whole or partly by mutual agreement of the Executive and the Company.

(b)        During the period of notice, the Executive shall continue to be paid his base salary, but shall not be eligible for any annual bonus or accrual of vacation or sick leave.  In lieu of such period of notice, and at the Company’s discretion, the Executive may receive a lump sum payment in cash.

(c)        The Company may terminate the Executive’s employment immediately in the event that the Executive commits any act of gross default, serious misconduct, dishonesty or fraud resulting in serious harm or injury either to the reputation or business of the Company, or the clients of the Company.

Section 5.02.  Death.  In the event the Executive dies during the Term, this Agreement and the Executive’s employment shall automatically terminate, such termination to be effective on the date of the Executive’s death.

Section 5.03.  Disability.  In the event that the Executive shall suffer a medical disability which prevents him from performing satisfactorily any of his obligations hereunder for a period of at least one hundred eighty (180) consecutive days, the Company shall have the right to terminate this Agreement and the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.06.

Section 5.04.  Effect of Termination.  (a)  In the event of termination of the Executive’s employment, whether before or after the Term, by either party for any reason, or by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary earned but not paid to the Executive prior to the effective date of such termination.

(b)        During the Term, the Executive shall be eligible to participate in the Montpelier Re Holdings Ltd. Severance Plan (the “Severance Plan”) as a Group B Executive (as defined in the Severance Plan).  Payment of a severance benefit under the Severance Plan shall be subject to and conditioned upon the Executive’s execution of a separation agreement and general release under which the Executive agrees to a general release of all claims against the Company.  Under the Severance Plan, the Committee shall have complete discretion to determine the form of that release.

(c)        Upon the termination of this Agreement howsoever arising, the Executive shall at any time or from time to time thereafter upon the request of the Company resign, without claim for compensation for loss of office, as a director of the Company and such offices held by him in the Company as may be so requested and, should he fail to do so, the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect thereto.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Benefit Assignment; Beneficiary.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including any entity or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged.  This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 6.02.  No Violation.  The Executive represents and warrants that:

(a)        The Executive is not subject to any employment agreement or understanding with any prior employer or any other person, entity or organization that restricts the Executive’s ability to negotiate or execute the terms of this Agreement or that prevents the Executive from entering into employment within the Company as of the Commencement Date;

(b)        The Executive does not possess any material, tangible, confidential or proprietary information belonging to any prior employer or its affiliates;

(c)        The Executive has not made any material misrepresentation or omission in the course of his offer of employment within the Company; and

(d)        No representations were made to the Executive concerning his offer of employment within the Company or the terms or conditions of his employment within the Company.

Section 6.03.  Confidential Terms.  Without limiting the generality of Section 4.02, the terms of this Agreement are strictly confidential, and the Executive agrees not to disclose the contents to any person or entity except to his spouse, attorney or financial or tax advisor.  If the Executive discloses the contents of this Agreement other than as permitted by this Section 6.03 without prior authorization, the Company reserves the right to rescind all of the terms of this Agreement and subject the Executive to disciplinary action, including termination of the Executive’s employment.

Section 6.04.  Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the Executive shall not be entitled to any payments upon such termination until the earlier of (i) the date which is 6 months after his termination of employment for any reason other than death or disability (as such term is used in Section 409A(a)(2)(C) of the Code) or (ii) the date of his death or disability (as such term is used in Section 409A(a)(2)(C) of the Code).  The provisions of this Section 6.04 shall only apply if required to comply with Section 409A of the Code.  In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, then upon written request by the Executive, the Company shall reform such provision; provided that the Company shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest; and (ii) not incur any additional compensation expense as a result of such reformation.

This Section 6.04 does not guarantee that the amounts or benefits owed or that may be owed to the Executive under this Agreement shall not be subject to Section 409A of the Code.

Section 6.05.  Withholding of Tax.  All payments made to the Executive under this Agreement are subject to such withholdings of tax and other ordinary employee deductions as may be required by law.

Section 6.06.  Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(a)        In the case of the Company, to Montpelier Re Holdings Ltd., Attention: General Counsel, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and

(b)        In the case of the Executive, to the address appearing on the employment records of the Company, from time to time, or to such other address as the Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.07.  Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings (including the offer letter dated May 11, 2007), whether written or oral, between the parties hereto with respect to the subject matter herein.  This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

Section 6.08.  No Waiver.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing.

Section 6.09.  Headings.  The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.10.  Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Connecticut without reference to the principles of conflict of laws.

Section 6.11.  Agreement to Take Actions.  Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.12.  Jurisdiction.  The Executive and the Company each hereby irrevocably and unconditionally submit to:

(a)        Arbitration brought in the Hartford, Connecticut metropolitan area in the resolution of any dispute arising out of or relating to this Agreement, and

(b)        The non-exclusive jurisdiction of any Connecticut State court or Federal court of the United States of America sitting in Hartford, Connecticut, and any appellate court from any thereof for recognition or enforcement of any arbitration decision.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.13.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 6.14.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.15.  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

Section 6.16.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

MONTPELIER RE HOLDINGS LTD

By:	/s/ ANTHONY TAYLOR
	Name:	Anthony Taylor
	Title:	President and Chief Executive Officer

STANLEY J. KOTT

/s/ STANLEY J. KOTT